EX-FILING FEES

Calculation of Filing Fee Table

424(b)(2)

(Form Type)

Kabushiki Kaisha Mizuho Financial Group

(Exact name of registrant as specified in its charter)

Mizuho Financial Group, Inc.

(Translation of registrant’s name into English)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	Debt	$750,000,000 5.376% Senior Callable Fixed-to-Fixed Reset Rate Notes due 2030	Rule 457(r)	$750,000,000	100.000%	$750,000,000	0.00014760	$110,700

Fees to Be Paid	Debt	$750,000,000 5.579% Senior Callable Fixed-to-Fixed Reset Rate Notes due 2035	Rule 457(r)	$750,000,000	100.000%	$750,000,000	0.00014760	$110,700

	Total Offering Amounts					$1,500,000,000		$221,400

	Total Fees Previously Paid							n/a

	Total Fee Offsets							n/a

	Net Fee Due							$221,400